U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

NOTIFICATION OF LATE FILING                          SEC FILE NUMBER:  1-11416
                                                     CUSIP NUMBER: N/A

[X] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
and Form 10-QSB    [ ]  Form N-SAR

         For Period Ended: September 30, 1996
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         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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                        Part I -- Registrant Information
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  Full Name of Registrant: UDC Homes, Inc.
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  Former Name if Applicable: N/A

  Address of Principal Executive Officer (Street and Number):  4812 South Mill
                                                            --------------------
                                                               Avenue
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  City, State and Zip Code: Tempe, Arizona  85282
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                       Part II -- Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or  other  exhibit required by Rule
12b-25(c) has been attached if applicable.

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                              Part III -- Narrative
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10- Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant has a substantially new management team, many of whom have only worked for the Company since the summer of 1996. Since that time, new management has been heavily focused on the Registrant's operations. Accordingly, the Annual Report on Form 10-K, including analysis of the Registrant's financial statements for its Management's Discussion and Analysis of Financial Condition and Results of Operations, could not be completed on a timely basis.

         The Registrant hereby represents that (i) the reasons set forth above causing the inability to file timely could not be eliminated without unreasonable effort or expense and (ii) the Annual Report on Form 10-K will be filed no later that the 15th calendar day following the prescribed due date.

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                          Part IV -- Other Information
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         (1) Name  and  telephone  number of person to contact in regard to this notification
                Kenda Gonzales              (602)                  730-3488
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                    (Name)               (Area Code)          (Telephone Number)

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
         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                       [X]  Yes          [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ]   Yes          [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 UDC HOMES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    December 27, 1996                  By: /s/ Kenda B. Gonzales
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                                                   Kenda B. Gonzales
                                                   Chief Financial Officer

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